MANAGEMENT AGREEMENT

         THIS AGREEMENT is made this 1st day of January, 1998, by and between MEDI-CEN MANAGEMENT, Inc., a Maryland corporation, having its principal place of business at 5530 Wisconsin Avenue, Suite 1248, Chevy Chase, Maryland (the "Management Company"), and WASHINGTON NEUROLOGY ASSOCIATES, L.L.P., a Maryland limited liability partnership, having its principal place of business at 5530 Wisconsin Avenue, Suite 1248, Chevy Chase, Maryland 20815 (the "Partnership").

         WHEREAS, the Partnership has been formed under the laws of the State of Maryland to render medical and related services to patients of the Partnership;

         WHEREAS, the Partnership desires to operate a medical practice at 5530 Wisconsin Avenue, Suite 1248, Chevy Chase, Maryland, and at 6188 Oxon Hill Road, Oxon Hill, Maryland, and/or at other locations (the "Practice") and to obtain certain management and consulting services for the Practice from the Management Company; and

         WHEREAS, the Management Company is ready, willing, and able to provide such management and consulting services to the Partnership in connection with the Practice.

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         NOW THEREFORE,  in  consideration  of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties.

         1.1. Representations and Warranties of the Management Company. The Management Company hereby represents and warrants to the Partnership that at all times during the term of this Agreement, the Management Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

         1.2. Representations and Warranties of the Partnership The Partnership hereby represents and warrants to the Management Company that at all times during the term of this Agreement:

          (a) The Partnership is a limited liability partnership organized, validly existing and in good standing under the laws of the State of Maryland and is duly licensed and qualified under all applicable laws and regulations to engage in the practice of medicine and related services in the State of Maryland.

          (b) Each of the professionals employed or engaged by the Partnership to render services at the Practice is duly licensed, certified, or

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     registered,  as applicable,  to render the services for which he or she has been employed or engaged by the Partnership.

          (c) The Partnership will establish and enforce procedures to ensure that proper and complete medical records are maintained regarding all patients of the practice as required by applicable law and by the rules and regulations of any third party payors with which the Partnership may contract or affiliate. To the extent permitted by law, the Partnership shall provide access to the Management Company to such books and records of the Partnership as may be necessary to carry out the terms, conditions, and purposes of this Agreement.

         2. General Responsibilities of the Management Company. The Management Company shall have responsibility for those certain management and consulting services described below, exclusive of any medical, professional and ethical aspects of the Practice. The Management Company shall be the exclusive provider to the Partnership of such management and consulting services. The Partnership agrees that is shall not obtain any management or consulting services from any source other than the Management Company, except with the prior written consent of the Management Company.

         2.1. Management Services. The Management Company shall provide, or arrange for the provision of, management and administrative services for the Practice, including but not limited to the following:

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               (i) business planning,  including recommending capital, operating and cash flow budgets;

               (ii) financial management, including causing annual financial statements to be prepared for the Partnership and providing to the Partnership the data necessary for the Partnership to prepare and file its tax returns and make any other necessary governmental filings;

               (iii) bookkeeping, accounting, data processing and other computer based information services;

               (iv) maintenance of medical records;

               (v) administering or causing to be administered, on behalf and in the name of the Partnership, any welfare, benefit or insurance plan or arrangement of the Partnership;

               (vi) human resources management, including recruitment of all personnel, training of all nonphysician personnel, and the management of all non-clinical staff;

               (vii) billing and collection, accounts receivable and accounts payable processing, on behalf and in the name of the Partnership, in addition to billing and collection services set forth under the Billing Agent Agreement attached hereto as Exhibit A;

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               (viii) utilization, cost and quality management systems;

               (ix) managed care contracting services, including:

                    (a) evaluating, negotiating and administering, on behalf and in the name of the Partnership, agreements with employers, multi-employer welfare trusts, third party administrators and other third parties, including third party payors, managed care entities, institutional health care providers and vendors;

                    (b) developing and marketing bundled health services;

                    (c)  developing  fee  schedules  and  setting   charges  for
               risk-sharing payor contracts;

                    (d)   developing   risk-sharing   arrangements   for   payor
               contracts;

                    (e) developing clinical protocols and pathways;

                    (f) credentialing support services consisting of application processing and information verification;

                    (g)  receiving  and  allocating   payments  from  payors  in
               accordance with payor contracts and the rules, regulations and policies approved by the Management Company;

                    (h)   administering   risk   pools,   withhold   funds   and
               incentive/bonus arrangements;

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                    (i) data analysis,  including  tracking and reporting to the
               Partnership on a regular basis the performance of the Partnership and its physician employees under payor contracts;

                    (j) risk assumption modeling;

                    (k) processing prior approval requirements and verifying member eligibility;

                    (l)   implementing   utilization   management   and  quality
               assurance procedures, and procedures for determining medical necessity and compliance with applicable clinical guidelines; and

                    (m) implementing patient grievance procedures.

         Such managed care contracting services shall be performed by Manager with respect to payor contracts to the extent applicable to such contracts. The parties recognize that the Management Company's ability to perform any of the foregoing functions may be limited by the nature and quality of information provided by, and the systems of, payors. In such cases, the Management Company will use its best efforts to perform such functions within such limitations.

          (x) using best efforts, on behalf and in the name of the Partnership, to obtain malpractice and other agreed upon insurance coverages;

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          (xi) advertising, marketing and promotional activities;

          (xii) arranging for necessary legal services except with respect to any legal dispute between the Partnership and the Management Company;

          (xiii) performing credentialing support services such as application processing and information verification; and

          (xiv) centralized group purchasing, including, at the request of the Partnership, negotiating and arranging for the Partnership to purchase medical and non-medical inventory and supplies and other goods and services, on behalf and in the name of the Partnership, which the Management Company deems to be necessary for the efficient operation of the Practice.

         2.2. Staff. Subject to the requirements of applicable federal and state law, the Management Company shall, on the terms and conditions specified in this Agreement, employ or engage and make available to the Practice, on a non-exclusive basis, sufficient non-Physician professional and administrative staff (hereinafter referred to collectively as "Staff"; Staff members who are licensed, registered or certified by the state to perform professional services are hereinafter referred to collectively as "Professional Staff") as may be reasonably necessary to operate the Practice in an efficient manner and meet the patient care needs of the Practice in a timely manner, during the hours of operation of the Practice by the Partnership. All Staff assigned by the Management Company to the Practice shall be subject to the Partnership's clinical supervision and approval, which approval shall not be unreasonably withheld. The hiring, firing, disciplining, and determination of compensation

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and benefits of such Staff in connection with services  provided to or on behalf of the Practice shall be within the sole discretion of the Management Company; provided, however, that the Management Company shall, at the Partnership's written request, remove from the Practice any Staff member who does not perform to the reasonable satisfaction of the Partnership.

         2.3 Consulting Services. The Management Company shall:

          (i) Identify and investigate potential sites for the establishment of medical malls by the Partnership;

          (ii) Identify individual physicians for employment by the Partnership;

          (iii) Identify physician practices for acquisition by the Partnership;

          (iv) Where possible, manage practices identified for acquisition by the Partnership prior to their acquisition;

          (v) Prepare financial projections for new locations and acquisition targets;

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          (vi)  Perform  financial  analyses on proposed new  locations  and the business of acquisition targets;

          (vii) Assist in the determination of the mix of specialties to be available at each medical mall;

          (viii) Perform market analyses and needs assessments to assist in the determination of appropriate mall locations and services to be offered therein; and

          (ix)Provide consulting services on an as needed basis with respect to each medical mall established or acquired by the Partnership for a period of up to nine (9) months following establishment or acquisition.

         2.4 Deposit of Net Practice Revenues. To the extent permitted by law, and subject to paragraph 2.4.1 herein, during the term of this Agreement, all Net Practice Revenues, as defined herein, shall be deposited directly into a bank account at a bank mutually agreed upon by the parties (the "Bank"), from which the Management Company shall have the sole right to make withdrawals (the "Account"). The Management Company shall maintain its accounting records in such a way as to clearly segregate Net Practice Revenues from other funds of the Management Company. The Partnership hereby appoints the Management Company as its true and lawful attorney-in-fact to deposit in the Account all Net Practice Revenues collected and to make withdrawals from the Account. The Partnership and the Management Company hereby agree to execute from time to time such documents

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and  instructions  as shall be required by the Bank and mutually  agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions with respect to payment for the Management Services during any extended term of this Agreement.

         For purposes of this Agreement, "Net Practice Revenues" shall mean all revenue, calculated on a cash basis (after taking into account adjustments for refunds and set-offs), collected by or on behalf of the Practice, the Partnership or their respective employees as a result of professional medical services personally furnished to patients and other fees or income generated by such persons in their capacity as members of the Professional Staff (but excluding any revenues, fees or income generated by or on behalf of any Professional Staff Members as a result of or in connection with activities of such Professional Staff member in which Partnership or the other Professional Staff members, as a group, would have no financial interest under the terms of their Physician Employment Agreements with the Partnership, as amended from time to time, and that are not billed, collected or otherwise administered through the Partnership or the Practice), whether rendered in an inpatient or outpatient setting and whether rendered to health maintenance organization, preferred

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provider organization,  Medicare, Medicaid or other patients, including, but not limited to, payments received under any capitation arrangement. The term "Net Practice Revenues" shall include any ancillary services revenues provided at the Practice offices.

         2.4.1 With respect to Medicare and Medicaid services provided by the Partnership and its Professional Staff and with respect to other services for which payments cannot be assigned to the Management Company under applicable law or payor contracts, the Management Company shall bill or collect for such services as agent for the Partnership pursuant to the Billing Agent Agreement attached hereto as Exhibit A (the "Billing Agent Agreement"). With respect to funds deposited in the Practice Account, as defined in the Billing Agent Agreement, the Partnership shall, effective as of the date hereof, direct Account Bank, as defined in the Billing Agent Agreement, in writing to transfer all amounts in the Practice Account at the end of each business day of the Account Bank to an account designated by the Management Company (the "Manager's Account"). The Partnership agrees that it will not take any action that interferes with the transfer of funds from the Practice Account to the Manager's Account as provided in the Billing Agent Agreement nor will the Partnership or its agents remove, withdraw or authorize the removal or withdrawal of any funds

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from the Practice  Account for any purpose  except to accomplish the transfer of funds provided pursuant to the Billing Agent Agreement.

         2.4.2 The Partnership shall, and shall cause its Professional Staff to, promptly endorse and deliver to Manager all payments, notes, checks, money orders, insurance proceeds, remittances and other evidences of indebtedness or payment received by the Partnership or its Professional Staff, with respect to all accounts, contract rights, instruments, documents, or other rights to payment form time to time arising from the rendering of medical services by the Partnership and its Professional Staff otherwise relating to the business of the Partnership, together with any guarantees thereof or securities therefor which are generated during the term of this Agreement.

         2.4.3 The Partnership and its Professional Staff hereby authorize the Management Company to initiate legal proceedings in the name of the Partnership to collect any accounts and monies owed to the Partnership and its Professional Staff as creditors under any contract or in connection with the rendering of any service hereunder, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third-party payors. All adjustments made for uncollectible or doubtful accounts, charity care, professional

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courtesies and other  activities that do not generate a collectible fee shall be determined by the Management Company in its reasonable judgment for purposes of financial reporting.

         2.5 Non-Operational Expenses. The Management Company shall be solely responsible for the payment of all Management Company Expenses, defined as those expenses that are not expressly specified as Operational or Practice Expenses, as those terms are defined herein. The Management Company shall pay all Management Company Expenses as they fall due; provided, however, that the Management Company may contest in good faith any claimed Management Company Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed Management Company Expenses.

         2.6 Further Obligations of the Management Company. The Management Company shall cause all work required to be performed pursuant to the terms of this Agreement to be done in a good and professional manner.

3. Responsibilities of the Partnership

         3.1. Professional Services. During the term of this Agreement, the Partnership shall be solely responsible for all aspects of the medical, diagnostic, therapeutic and related professional services delivered by the Practice and for the selection, training, professional direction, supervision

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and   employment  or  engagement  of  all   physicians.   The  hiring,   firing,
credentialing, disciplining, and determination of compensation and benefits of such physicians shall be within the sole discretion of the Partnership.

         3.2. Time Commitment. The Partnership shall conduct the Practice fifty-two (52) weeks per year, according to a schedule mutually determined by the Management Company and the Partnership. The Partnership shall provide physicians in adequate numbers to meet all of the needs, including emergency needs, of patients of the Practice in a timely and responsive manner.

         3.3. Quality of Service. The Partnership shall establish and enforce procedures to assure the appropriateness, necessity, consistency, quality, cost effectiveness and efficacy of all professional services provided to patients of the Practice. The Partnership shall require each of its physicians, and the Management Company shall require each member of its Professional Staff, to participate in and cooperate with any utilization management, quality assurance, risk management, patient care assessment, continuous quality improvement, accreditation or other similar program or study to review the performance of the

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physicians and such  Professional  Staff as may be required by the  Partnership, governmental agencies, professional review organizations, accrediting bodies, or third party payors or health care entities with which the Partnership may contract or affiliate.

         3.4. Billing and Collection.

          (a) The Partnership, or the Partnership's authorized billing agent, shall bill to and collect from patients, third party payors and others for all services rendered by the Partnership or any physician or member of the Professional Staff in connection with the Practice. The Partnership hereby appoints the Management Company as its agent and attorney-in-fact for purposes of billing and collecting, in the Partnership's name and on the Partnership's behalf, for all such professional services rendered in connection with the Practice, in accordance with this Agreement and with the Billing Agent Agreement attached hereto as Exhibit A. Subject to the Billing Agent Agreement, the Management Company shall issue bills for all such services within thirty (30) days after such services are rendered, and the Management Company shall use its best, good faith and diligent efforts to collect for all such services as promptly as may be reasonably practicable.

          (b) The Partnership shall provide written notice to the Management Company at least thirty (30) days in advance of any proposed change in its charges. If the Management Company objects in writing to any such proposed

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     revised charge the Partnership shall consult with the Management  regarding the appropriate level of such charge before said charge shall go into effect.

         3.5 Practice Expenses. The Partnership shall be solely responsible for the payment of all Practice Expenses, as defined herein. The Partnership shall pay all Practice Expenses as they fall due; provided, however, that the Partnership may contest in good faith any claimed Practice Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed Practice Expenses.

         As used in this Agreement, "Practice Expenses" shall mean (a) any federal, state or local income taxes of the Practice; (b) any salaries, benefits, or other direct costs with respect to the Professional Staff, including without limitation, workers' compensation, retirement plan contributions, health, disability and life insurance premiums, payroll taxes or compensation paid or payable to physician independent contractors (or other independent contractors who provide medical services to patients); (c) physician licensure fees, board certification fees, hospital staff privilege dues, and costs of membership in professional associations for Professional Staff members;
(d) costs of continuing  professional  education for Professional Staff members;
(e) insurance premiums for policies of malpractice insurance for the Practice and Professional Staff members; deductibles under such policies of malpractice

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insurance;  any and all costs and expenses incurred with respect to claims under such policies of malpractice insurance; liability judgments assessed against the Practice or Professional Staff members in excess of policy limits; and (f) direct personal expenses of Professional Staff members of a kind that the Practice has historically charged to its Professional Staff, e.g., cellular phone expenses, paging system expenses.

         3.6 Further Obligations of the Partnership In order for the Management Company to perform its duties as described herein, the Partnership shall:

          (i) Provide full information regarding its requirements for expansion and acquisition;

          (ii) Designate a representative who shall be fully acquainted with the Partnership's plans and has authority to render decisions promptly and furnish information expeditiously; and

          (iii) In the event that the Partnership becomes aware of any problems in any sites or with any acquisition targets, give prompt written notice thereof to the Management Company.

4. Financial Terms.

         (a) Payment of Operational Expenses. The Management Company shall pay, on behalf and in the name of the Partnership, all Operational Expenses, as defined herein, as they fall due, out of Net Practice Revenues; provided, however, that the Management Company may, in the name of and on behalf of the Partnership, contest in good faith any claimed Operational Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed

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Operational  Expenses.  For purposes of this Agreement,  "Operational  Expenses"
shall mean the operating and non-operating expenses incurred by the Management Company in performing its duties hereunder, including, but not limited to: (a) salaries, benefits, and other direct costs (including, without limitation, professional liability insurance) of all Staff of the Partnership (but not including Professional Staff); (b) obligations under leases or subleases for space and equipment used by the Practice; (c) personal property and intangible taxes assessed against assets used by the Clinic; (d) charitable contributions budgeted and approved by the Management Company and the Partnership; (e) depreciation and amortization; (f) interest expenses; (g) costs and expenses incurred in recruiting physicians and other Practice personnel; (h) utility expenses relating to the medical office space, and all other costs relating to the medical office space, including without limitation, costs of repair, maintenance, telephone, electric, gas and water utility expenses, general liability insurance, security, worker's compensation for Management Company employees, normal janitorial services, refuse disposal, and medical and office supplies, including pharmaceuticals; (i) actual costs incurred with respect to billing and collecting; (j) premiums for malpractice and other agreed upon insurance coverage; and (k) obligations of the Partnership under contracts,

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including  without  limitation,   that  certain  contract  by  and  between  the
Partnership and Medi-Cen Corporation of Maryland, Inc., dated March 24, 1997, and any contracts by and between the Partnership and Health Quality Management, Inc.

         (b) Compensation to Management Company. As compensation for services rendered under this Agreement, the Partnership shall pay to the Management Company sixty percent (60%) of the Revenue Margin, as defined herein, per calendar year (the "Management Fee"). The Partnership shall retain the remaining Revenue Margin. Notwithstanding any other provision of this Agreement, the Management Fee shall in no event be less than Five Hundred Thousand Dollars ($500,000) per annum (the "Management Fee Floor"), nor exceed a per annum amount equal to the sum of (1) the product of the number of new Medical Malls established during the then current year of this Agreement and Five Hundred Thousand Dollars ($500,000) (the "Management Fee Cap"), and (2) the product of the number of existing Medical Malls maintained during the then current year of this Agreement and One Million Dollars ($1,000,000). At such time that Net Practice Revenues reach $__________, and upon each $____________ increase in Net Practice Revenues thereafter, the parties shall have the right to renegotiate the Management Fee, the Management Fee Floor, and the Management Fee Cap to appropriately reflect the fair market value of management and consulting services provided by Manager. In the event that the Management Cap is reached in any year of this Agreement, the Management Company shall remit to the Partnership any remaining Revenue Margin. In the event that the Management Fee

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Floor is not reached in any year of this Agreement, the Partnership shall pay to the Management Company the shortfall. For purposes of this Agreement, "Revenue Margin" shall mean the amount equal to Net Practice Revenues less all Operational Expenses.

         (c) Draws. Following the end of each month, the Management Company shall estimate such month's Net Clinic Revenues by multiplying a Historical Collection Percentage, as defined herein, by such month's gross production. For purposes of this Agreement, the "Historical Collection Percentage" shall be determined by averaging the collection percentages for the immediately preceding six (6) months. Operational Expenses for such month shall then be subtracted from such estimated Net Clinic Revenues for such month, resulting in an estimated Revenue Margin, as defined herein. The Management Company shall remit to the Partnership forty percent (40%) of such estimated Revenue Margin by the

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fifteenth  (15th) day of the  following  month and shall  retain  any  remaining amounts as a draw on its Management Fee.

         (d) Reconciliation. Within ninety (90) days after the end of each calendar quarter, the Management Company will reconcile the amounts retained by the Management Company as draws under subsection (c) above with the actual Net Clinic Revenues attributable to the gross production for such quarter, and shall determine the actual Revenue Margin. In the event that the amounts retained by the Management Company as draws under subsection (c) above are less than sixty percent (60%) of the actual Revenue Margin for such quarter, the Partnership shall pay to the Management Company the shortfall. In the event that the draws paid under subsection (c) above are in excess of sixty percent (60%) of the actual Revenue Margin for such quarter, the Management Company shall remit to the Partnership the overdraft.

         (e) Fair Market Value of Services Rendered. The Management Fee has been determined by the parties to equal the fair market value of the consulting, administrative and management services furnished by the Management Company hereunder, without taking into account the proximity of the Premises to any source of referrals, or the volume or value of any referrals of business from the Management Company (or its affiliates) to the Partnership, or from the

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Partnership to the Management  Company (or its  affiliates),  that is reimbursed under any governmental or private health care payment or insurance program.

         (f) Arm's Length Transaction. The Management Fee paid by the Partnership to the Management Company hereunder has been determined by the parties through good-faith and arm's length bargaining, and consistent with industry practices. No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of, or recommending referral of, patients by the Partnership to the Management Company (or its affiliates) or by the Management Company (or its affiliates) to the Partnership. In addition, the Management Fee charged hereunder does not include any discount, rebate, kickback, or other reduction in charge, and the Management Fee charged hereunder is not intended to be, nor shall it be construed to be, an inducement or payment for referral, or recommendation of referral, of patients by the Partnership to the Management Company (or its affiliates) or by the Management Company (or its affiliates) to the Partnership.

5. Regulatory Matters.

         (a) The Partnership's physicians and the Professional Staff shall at all times be free, in their sole discretion, to exercise their professional/medical judgment on behalf of patients of the Partnership. No provision of this Agreement is intended, nor shall it be construed, to permit the Management Company to affect or influence the professional/medical judgment of any member of the Partnership's Professional Staff. To the extent that any act or service required or permitted of the Management Company by any provision

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




of this Agreement may be construed or deemed to constitute the practice of medicine, the ownership or control of a medical practice, or the operation of a medical or health care facility, said provision of this Agreement shall be void ab initio and the performance of said act or service by the Management Company shall be deemed waived by the Partnership.

         (b) The parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with the requirements of law and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to the Practice, and of any insurance company insuring the Premises or the parties against liability for accident or injury in or upon the Premises.

6. Insurance.

         6.1. General Comprehensive Liability Insurance. During the term of this Agreement, the Management Company shall obtain and maintain at its own expense a comprehensive general liability insurance policy and such other insurance as may be required, in such amounts, with such coverages and with such companies as the Management Company may reasonably determine.

         6.2. Equipment Insurance. The Management Company shall cause to be carried and maintained insurance against all risks of physical loss or damage to the Equipment in an amount not less than the original purchase price or the replacement cost with like kind and quality at the time of loss, with such companies and as the Management Company shall reasonably determine.

         6.3. Malpractice Insurance. During the term of this Agreement, the Management Company shall use its best efforts to obtain and maintain, at the Partnership's expense, professional liability insurance covering the Partnership, the physicians and each Professional Staff member, with limits of $1 million per occurrence and $3 million in the aggregate. In the event the Partnership has a "claims made" form of insurance in effect at any time during the term of this Agreement, the Management Company shall obtain full "tail" coverage to cover any event that may have occurred during the term of this
Agreement. The Partnership shall provide to the Management Company any information with respect to the Partnership or the Physicians necessary for the Management Company to secure such professional liability insurance.

         7. Indemnification. Except to the extent paid from the proceeds of available insurance, each party (and its affiliates) agrees to indemnify and hold the other party (and its affiliates) harmless against any loss, cost, suit, claim, action, cause of action, damage, obligation, contract, demand, liability, judgment, verdict, settlement or expense (including reasonable attorney's and other consultancy fees and court costs) arising out of any act or omission of the indemnifying party, its employees, agents or affiliates that occurs in connection with this Agreement.

         8. Non-Solicitation. The Partnership agrees, and shall cause its employees to agree, not to solicit the employment of, or to employ, any employee of the Management Company or its affiliates, including but not limited to any member of the Staff provided by the Management Company to the Partnership hereunder, during the term of this Agreement, and for a period of one (1) year from the date of termination or expiration of this Agreement.

         9. Non-Compete. During the term of this Agreement, the Partnership and each of the physicians employed or engaged by the Partnership shall not, without the express written consent of the Management Company, directly or indirectly, in whole or in part, own, manage, operate, join, control, participate in the ownership, management, operation or control of, contract with, be employed by, or be connected with in any manner, any business engaged in the same or similar activities engaged in by the Management Company or the Partnership, or that directly or indirectly competes with the Management Company or the Partnership.

         If any part of paragraph 8 or 9 of this Agreement should be determined by a court of competent jurisdiction to be unreasonable in nature, duration, geographic area, or scope, then this Agreement is intended to and shall extend only for such period of time, in such area and with respect to such activity, as is determined by said court to be reasonable.

         10. Disclosure of Information. The Partnership recognizes and acknowledges that all records, files, reports, protocols, policies, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Management Company (or its affiliates) in rendering services hereunder, or relating to the operations of the Management Company (or its affiliates), belong to and shall remain the property of the Management Company , and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Management Company's business. The Partnership shall not, and shall assure that each of its physicians shall not, during or after the term of this Agreement, disclose any proprietary information or trade secrets of the Management Company (or its affiliates) to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of or its respective affiliate.

         11. Enforcement. The Partnership agrees that the covenants set forth in paragraphs 8, 9 and 10 are reasonable in nature, duration and geographical scope. The Partnership further acknowledges that any violation of those covenants will cause the Management Company irreparable damage, which a monetary award would be inadequate to remedy, and that a court or arbitrator of competent jurisdiction may, in addition to monetary awards, enjoin any breach of and enforce such covenants by temporary restraining order, and preliminary and permanent injunctive relief. If a court or arbitrator of competent jurisdiction determines that any of the covenants in paragraphs 8, 9 and 10 is unreasonable in nature, duration or geographic scope, then the Partnership agrees that such court or arbitrator shall reform such covenant so that such covenant is enforceable to the maximum extent permitted by law for a covenant of that nature, and such court shall enforce the covenant to that extent.

12. Effective Date; Term and Termination.

         (a) This Agreement shall be effective January 1, 1998, provided that the Management Company has completed a successful Initial Public Offering (a "Successful IPO"), as defined herein, by such date, or upon such later date that the Management Company completes a Successful IPO (the "Effective Date"). For purposes of this Agreement, a "Successful IPO" shall mean ________________. .The term of this Agreement shall be for thirty (30) years commencing on the date first written above, unless sooner terminated as set forth herein, and shall automatically renew for successive five (5) years terms unless either party gives the other at least ninety (90) days prior written notice of its intention not to renew prior to the expiration of the then current term.

         (b) Either party may terminate this Agreement immediately upon the occurrence of any of the following events with regard to the other party: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension; (iii) the filing of any involuntary petition or the commencement of any proceeding by or against either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which such petition or proceeding is not dismissed within ninety (90) days of the date on which it is filed or commenced; or (iv) suspension of the transaction of the usual business of either party for a period in excess of thirty (30) days.

         (c) The Management Company may terminate this Agreement immediately upon written notice to the Partnership of any breach of the Partnership Interest Transfer Restriction Agreement between the Partnership and the partners of the Partnership.

         (d) The Management Company may terminate this Agreement immediately upon written notice to the Partnership of any breach of paragraph 9 of this Agreement.

         (e) The Management Company may terminate this Agreement at any time, with or without cause, by giving the Partnership ninety (90) days' prior written notice; provided, however, that if this Agreement is terminated pursuant to this paragraph, the parties may not enter into a substantially similar management agreement within __ days of such termination.

         (f) The Partnership may terminate this Agreement upon one year's prior written notice to the Management Company in the event of a material breach by the Management Company of any material term or condition hereof, if such breach is not cured to the reasonable satisfaction of the Partnership within one year after the Partnership has given notice thereof to the Management Company.

         (g) Upon termination or expiration of this Agreement by either party, the Partnership shall pay the Management Company any amounts owed to the Management Company under paragraph 4 hereof as of the date of termination or expiration.

         (h) Upon termination or expiration of this Agreement, the Partnership shall return to the Management Company any and all property of Management Company that may be in the Partnership's possession or under the Partnership's control.

13. Arbitration.

         Any disputes arising under this Agreement or any breach of this Agreement, shall be determined by arbitration in accordance with the rules of the American Arbitration Association ("Association"), then in effect, by a single arbitrator selected by mutual agreement of the parties or, if the parties are unable to agree on an arbitrator, by the Association; provided that this paragraph shall not restrict the right of either party to institute a legal proceeding to enable such party to obtain temporary injunctive relief during the pendency of any such arbitration. A determination of the dispute by the arbitrator shall be final and binding on the parties to the extent permitted by law. The cost of the arbitration, other than attorneys or other consultancy fees, shall be borne equally by the parties.

         14. Status of Parties. In the performance of the work, duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of Partnership, joint venture or employment is created by this Agreement.

         15. Force Majeure. Neither party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, Acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be a matter beyond a party's reasonable control.

         16. Notices. Any notices to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the day following delivery to a nationally recognized overnight courier service with proof of delivery, or (c) three (3) days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties at the addresses set forth below or at any other address designated by the parties in writing:


         If to the Management Company:

         Medi-Cen Management, Inc.
         5530 Wisconsin Avenue, Suite 1248
         Chevy Chase, Maryland  20815
         Attention:  Harrison Jett

         If to the Partnership:

         Washington Neurology Associates, L.L.P.
         5530 Wisconsin Avenue, Suite 1248
         Chevy Chase, Maryland  20815


         17. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by both parties.

         18. No Rights in Third Parties. This Agreement is not intended to, nor shall it be construed to, create any rights in any third parties, including, without limitation, in any Physicians employed or engaged by the Partnership in connection with the Practice.

         19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

         20. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, that provision will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will remain in full force and effect, unless to do so would result in either party not receiving the benefit of its bargain.

         21. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to that term or any other term of this Agreement.

         22. Rights Unaffected. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations that shall have theretofore matured hereunder.

         23. Interpretation of Syntax. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require.

         24. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns.

         25. Further Actions. Each of the parties agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

         26. Assignability. The Partnership may not assign this Agreement except with the prior written approval of Management Company. Management Company may assign this Agreement after written notice to the Partnership.

         IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto affix their signatures below and execute this Agreement under seal.


WASHINGTON NEUROLOGY ASSOCIATES, L.L.P.



By:  __________________________               Date:  _______________________



MEDI-CEN MANAGEMENT, INC.



By:  __________________________               Date:  _______________________